Exhibit 10.11

3 November 2023

YY CIRCLE (SG) PTE. LTD.

(FKA YYLIFE PTE. LTD.)

Company Registration Number: 201918982Z

60 Paya Lebar Road

#05-43 Paya Lebar Square

Singapore 409051

Attention:

Dear Sirs,

AMENDED AND RESTATED ENGAGEMENT AS IPO CONSULTANT IN CONNECTION WITH THE PROPOSED LISTING OF SHARES OF THE HOLDING COMPANY (the “LISTCO”) OF A GROUP COMPRISING YY CIRCLE (SG) PTE. LTD. (THE “COMPANY”) AND OTHER PROPOSED SUBSIDIARIES (TOGETHER the “GROUP”) VIA INITIAL PUBLIC OFFERING (“IPO”) ON THE NASDAQ STOCK MARKET (“NASDAQ”) (THE “LISTING EXERCISE”)

1.	INTRODUCTION

1.1	Thank you for giving us the opportunity to be involved in this matter.

1.2	We at V Capital Quantum Sdn Bhd (“VCQ”), are pleased to provide to you our services, with this letter setting out the terms of our engagement as IPO Consultant (“Engagement Letter”), in connection with the Listing Exercise.

2.	SCOPE OF WORK

2.1	VCQ’s proposed scope of work (“Agreed Scope of Work”) as IPO consultant in relation to the Listing Exercise is as follows:

(a)	review, advise and assist with the reorganization process, if necessary, for the purpose of forming the Group for the Listing Exercise;

(b)	develop an equity story for the Listing Exercise;

(c)	perform due diligence on the business of the Company;

(d)	prepare proposal on the listing scheme and business metrics;

(e)	review the operating and financial performance, governance and management structure of the Company;

(f)	establish detailed capital market strategies and corporate plans aiming to maximize client’s value in preparation of the Listing Exercise;

(g)	prepare roadmap and requirements to be followed for Listing Exercise;

(h)	establish a fully functional and customisable secure virtual data room;

(i)	interview the professionals required for the Listing Exercise and make such recommendations for the Company’s engagement;

(j)	arrange for the formation of the due diligence working group (“DDWG”);

(k)	management of the DDWG in producing professional materials in a timely manner;

(l)	prepare, advise and assist the company throughout the listing process, including the due diligence exercise and the drafting of the registration statement;

(m)	manage the Listing Exercise;

(n)	liaise and coordinate with other professional parties, including the legal advisers, auditors and underwriters, and intermediaries involved in the Listing Exercise and attending meetings in relation to the Listing Exercise whenever reasonably necessary;

(o)	review, comment and assist in responding to SEC and NASDAQ in regard to any queries that may arise;

(p)	prepare and assist in obtaining all requisite regulatory approvals;

(q)	prepare and assist in the issuance of press release announcing pricing of listing shares;

(r)	assist in the planning of any further processes required pre-IPO; and

(s)	assist to secure underwriter investment of up to USD 15,000,000 on VCQ’s best effort basis.

3.	FEES

3.1	Based on the Agreed Scope of Work, our services charges to complete the Listing Exercise (excluding disbursements and taxes) will be USD 2,000,000 (“Service Fee”), which the Service Fee shall be settled in the manners as follows and in accordance with Section 3.2 below, where:

3.1.1	a total sum of USD 400,000 from the Service Fee shall be payable in cash to VCQ by the Company; and

3.1.2	the remaining balance amounting to USD 1,600,000 from the Service Fee shall be payable in the form of the ordinary shares to be issued by the Listco (“Share”), whereby the Listco shall issue a total of 800,000 Shares valued at USD 2.00 each Share (“Shares Consideration”) to VCQ pursuant to Section 3.2 below. It is anticipated that following the Share issuance, VCQ will hold 3.2% of the total issued share capital of the Listco.

3.2	The Service Fee stated above shall be payable to our bank account with particulars indicated in Section 5.3 below and or any payment method(s) mutually agreed between the Company and VCQ, of which shall be payable on a milestone basis in accordance with the Payment Schedule A as follows:

Payment Date	Services Fee (USD)
Upon the acceptance of this Engagement Letter (“T”)	100,000
T+2 month	100,000 + 800,000 Shares valued at USD 2 per Share
T+4 month	100,000
T+6 month	100,000
TOTAL	2,000,000

Payment Schedule A

Following Payment Schedule A above, the payment terms for the Service Fee shall be as follows that:-

3.2.1	the first Service Fee payment of USD 100,000 in cash shall be made on the date of the acceptance of this Engagement Letter (“T”);

3.2.2	the second Service Fee payment of USD 100,000 in cash with Shares Consideration shall be made by the Company on the first day succeeding the second month from T (“T+2”); and

3.2.3	the subsequent Service Fee payment of USD 100,000 in cash shall be made by the Company, respectively, on the first day succeeding the fourth month from T (“T+4”) and on the first day succeeding the sixth month from T (“T+6”).

If a payment date falls on a Saturday or Sunday or gazetted public holiday in Singapore, the payment obligation shall fall on the next succeeding Business Day, being a day on which banks are open for banking business in Singapore.

3.3	In addition to the Agreed Scope of Work provided by VCQ, our Service Fee include all fee expenses incurred for engagement of the following professionals (“Professionals”), as well as the fees charged by such Professionals in connection with the Listing Exercise:

Items	Particulars
1	*Investment Bank (Underwriter)
2	Independent IPO Auditor
3	Legal Counsel (SEC)

*	Commission Chargeable by Investment Bank

Please note that our Service Fee does not include any commissions (approximately 7%+1% or any other rate determined by the Investment Bank) chargeable by the Investment Bank (Underwriter) for all funds raised from the IPO. Save as aforesaid, the Company shall not be liable for any further payments to the Professionals, unless approved by the Company in accordance with Section 3.7.

3.4	For the avoidance of doubt, we shall not be responsible for any other engagements which are not listed in Section 3.3 and other costs and expenses in connection with the Listing Exercise, including but not limited to, Nasdaq’s application fees, independent directors’ engagements, share registry engagement, and commissions charged by Investment Bank.

3.5	Our Service Fee excludes disbursements and taxes, e.g. travelling and accommodation expenses and any other out-of-pocket expenses, including but not limited to dispatches, telephone calls, photocopying, correspondences and other customary expenses.

3.6	The above Service Fee is subject to adjustment if (i) it transpires in the course of the Listing Exercise that we are required to undertake further work outside of which has been envisaged and set out above, (ii) there is a duplicity of work as a result of the Listing Exercise having been suspended and resumed at a later date, or (iii) we are required to undertake further work outside that envisaged scope of work or otherwise agreed in writing, especially if we encounter unusually complex issues that are outside the ordinary course of business.

3.7	VCQ will consult in writing with the Company before any charges or claims for out-of-pocket expenses or exceptional or other additional costs which VCQ may incur from time to time, in addition to the service charges set out in Section 3.1. All such out-of-pocket expenses or any exceptional or additional costs incurred by VCQ will be justified to the Company with valid and relevant reasons to the satisfaction of the Company. The Company shall have the sole and absolute discretion to approve such charges or claims provided that such approval shall not be unreasonably withheld by the Company.

4.	TERM

The term of this engagement letter shall be for a minimum period of twelve (12) months from the date of acceptance of this engagement letter (“Initial Term”), subject to an extension period as may be mutually agreed between parties at the end of the Initial Term.

5.	PAYMENT

5.1	Unless otherwise provided, all fees shall be due and payable within 60 days of the date of receipt of VCQ’s invoice. Any indulgence granted by VCQ in respect of the fees due and payable herein should not constitute a waiver of or prejudice VCQ’s rights thereto unless a waiver in writing has been duly granted by VCQ in favour of the Company.

5.2	Unless otherwise agreed in writing, all fees due and payable by the Company under this engagement shall be paid in full, and in the currency mutually agreed upon, and free of and without any deduction or withholding for any current or future taxes, levies, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made.

5.3	Particulars of our Bank Account

Fees should be deposited to:

Account Holder	:	V Capital Quantum Sdn Bhd
Bank Name	:	Hong Leong Bank (Malaysia)
Currency	:	HLBBMYKL
Account Number	:	22300044489
Bank’s Branch	:	Ground & 1st Floor, Unit 25-G & 25-1, Lingkaran Syed Putra, Mid Valley City, 59200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia.

6.	TERMINATION

6.1	In the event of any dispute of the Agreed Scope of Work or on any matters pertaining to the Listing Exercise, including but not limited to, appointment and/or subsequent conduct of the other advisors, professionals or experts, including the firm of attorneys at law and/or reporting accountants involved in the due diligence exercise for the Listing Exercise, VCQ and the Company shall discuss the matter in good faith through negotiations between the managing director of both parties in order to resolve the matter amicably.

6.2	In the event where any dispute is not resolved amicably through negotiations, both parties may agree in writing to terminate this engagement letter mutually.

6.3	Subject to any other Sections herein which are intended to subsist the termination, each party shall be discharged from the performance of the obligation under this engagement letter upon termination provided that nothing in this Section shall prejudice each party’s right and remedies for any antecedent breach of this engagement letter.

6.4	Subject to Clause 6.5 below, no party shall be allowed to terminate this engagement letter unilaterally without consent of the other party unless the other party has materially breached this engagement letter. Material breach of this engagement letter shall mean one or more of the following circumstances:

(i)	if either party fails to make any payment due and payable to the other party under this engagement letter; or

(ii)	if either party fails to observe or perform any of the covenants, engagement letters, or obligations (other than payments of money) as stated in this engagement letter; or

(iii)	if material litigation or proceedings before any court are pending or threatened against VCQ whereby the result of which in the Company’s sole opinion might have an adverse material effect on VCQ’s business, assets, financial condition and/or the ability of VCQ to effectively carry out its obligations and covenants under this engagement letter; or

(iv)	if VCQ disregards any lawful policy established by the boards of directors of the Company or any other person to whom the Company reports; or

(v)	If either party is unable or prevented through any cause or reason from carrying out its duties as herein provided for any period exceeding one (1) month; or

(vi)	if VCQ, its personnel, employees, servants, officers and/or agents is found or known or suspected to be involved in any fraudulent misappropriation, embezzlement or dishonesty (whether constructive, actual and/or implied) or any unlawful activity related to this engagement letter; or

(vii)	if VCQ, its personnel, employees, servants, officers and/or agents plead or is convicted for any criminal offences including but not limited to any securities laws in Malaysia or other jurisdictions; or

(viii)	If either party, being a company, a petition for winding up is presented (except voluntary liquidation for the sole purpose of reconstruction or amalgamation); or

(ix)	If either party allow any judgment against it to remain unsatisfied for more than seven (7) calendar days thereof or has any distress or execution or other process of a court of competent jurisdiction levied upon or issued against any of its property and such distress execution or other process, as the case may be, is not satisfied by it within seven (7) calendar days from the date thereof; or

(x)	If an assignee, supervisor, receiver, manager, receiver or manager, judicial manager, liquidator (including interim liquidator) is appointed to receive and/or manage the assets undertakings or properties or any part thereof of either party; or

(xi)	if this engagement letter is held to be illegal or invalid in its entirety under present or future laws or regulations.

6.5	Upon the breach of any of the conditions contained herein, the non-defaulting party may terminate this engagement letter as follows:

(i)	as to a default under Sub-section 6.4(i) above, if payment is not made within twenty-one (21) calendar days after the defaulting party shall have received written notice of such failure to make payment; or

(ii)	as to a default under any other Sub-section in 6.4(ii) to (v) above, if such default is not cured within seven (7) calendar days after the defaulting party shall have received written notice specifying in reasonable detail the nature of such default and such action the defaulting party must take in order to cure, remedy or settle each such item of default; or

(iii)	as to a default under any other Sub-sections in 6.4(vi) to (xi) above, the engagement letter is terminated immediately upon the defaulting party shall have received written notice specifying in reasonable detail the nature of such default.

6.6	In the event where the submission of the formal listing application in relation to the listing of the Company on the Nasdaq failed to take place within TWELVE (12) calendar months from the date of acceptance of this engagement letter due to unforeseen events and/or circumstances, VCQ shall have the right to request for an extension of time in writing to submit the listing application whereby such request shall not be unreasonably withheld by the Company.

6.7	In the event of termination herein, VCQ may be required by law or by regulatory authority to, amongst others, disclose to the relevant authorities and the incoming advisor proposed to be appointed by the Company to replace VCQ (“Incoming Advisor”), if any, the reason of the termination thereto. Further, VCQ may be required to make available all information relating to the Listing Exercise to the Incoming Advisor provided that all such information so disclosed shall be forthwith copied to the Company on writing notwithstanding the termination of this engagement letter. All such information disclosed to the relevant authorities and/or Incoming Advisor shall not in any way contain any defamatory statements which may prejudice the goodwill and/or trade name of the Company, its associated, related and/or subsidiary companies.

6.8	Subject to this engagement letter, the billable services charges which is due and unpaid by the Company (including interest, if any), taxes and out-of-pocket expenses will continue to be due, chargeable and payable upon the terms stated above. For avoidance of doubt, all work performed, and payment made to VCQ prior to termination shall not be refunded to the Company for any reason whatsoever.

6.9	All work done on or prior to the termination shall be deemed specially commissioned works by the Company to VCQ and all propriety interests thereto (including but not limited to intellectual property rights) shall vest in the name of the Company and not otherwise. VCQ shall not have lien whatsoever on any of these documents and/or information and shall upon termination release the control and possession to such documents and/or information to the Company (or Incoming Advisor or the Company’s nominee, at the request of the Company).

7.	INDEMNITY & LIMITATION OF LIABILITY

7.1	Each party shall fully and effectually indemnify and hold harmless the other party from and against all losses, liabilities, costs, claims, charges, actions, proceedings, damages, prosecution, expenses and demands which the other party may suffer or incur in any jurisdiction, and which in any case are directly occasioned by and arise from this engagement letter unless such losses, liabilities, costs, claims, charges, actions, proceedings, damages, prosecution, expenses and demands (including, but not limited to fees and expenses in connection with the investigation of, preparation for, or defence to or, any inquiry, inspection or investigation or any pending or threatened litigation or proceedings) have arisen as a result of or been contributed to by wilful default, omission and/or negligence on the part of the other party or its personnel, employees, servants, officers and/or agents.

7.2	In connection with this engagement letter, to the extent that the limitation of liability set out hereunder is not prohibited under any applicable laws or regulations:

(a)	each party shall not be liable for any loss or damage which the other party may suffer by reason of or arising out of anything done or omitted by each party unless such loss or damage have arisen as a result of wilful default, negligence and/or omission on the part of the party or its personnel, employees, servants, officers and/or agents. Further, no party shall be liable to the other party for any delays or failure in performance due to circumstances beyond its control; and

(b)	each party’s maximum liability to the other party relating to this engagement letter shall be limited to the sum of the Service Fee paid to VCQ by the Company immediately prior to the termination.

7.3	In any event, neither party shall be liable to the other for any incidental, indirect, consequential, special, exemplary, punitive, enhanced damages, loss of profit, loss of revenue or diminution in value, arising out of, relating to and/or in connection with any breach of this engagement letter, whether foreseeable or otherwise.

8.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

8.1	Neither party shall divulge or communicate to any person or use or exploit for any purpose whatsoever any of the existence of this engagement letter, trade secrets or confidential knowledge or information or any legal, financial or trading information relating to the other party, which the relevant party may receive or obtain as a result of entering into this engagement letter, and shall prevent its agents, officers, servants, representatives and/or employees from so acting unless:

(a)	such disclosure is required by any written law to any regulatory, enforcement or governmental body to which it is subject to;

(b)	such disclosure is required in the administration of justice whether to the properly constituted ombudsman, tribunal, quasi-judicial or judicial authority to which it is subject to;

(c)	such disclosure is required by the United States of America’s Congress or a state legislature of a constituent state of the United States of America or a properly constituted committee thereof;

(d)	such disclosure is required by the Parliament of Malaysia or a state assembly of a constituent state of Malaysia or a properly constituted committee thereof;

(e)	it considers it necessary to disclose the information to its professional advisers, advocates and solicitors, attorneys at law, auditors and bankers, provided that it does so on a confidential basis;

(f)	the information has come into the public domain through no fault of that party; or

(g)	written consent from the disclosing party has been obtained.

8.2	Each party agrees to the other party that it will take all reasonable measures to maintain the confidentiality of any of the trade secrets or confidential knowledge or information or any legal, financial or trading information relating to the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. In any event, such measures shall not be less than the reasonable measures adopted by a reasonable business of the similar nature of the relevant party.

8.3	Each party agrees that the trade secrets or confidential knowledge or information or any legal, financial or trading information shall only be disclosed to its agents, officers, servants, representatives and/or employees on an “need to know” basis whereby the party warrants and undertakes to ensure that the party’s agents, officers, servants, representatives and/or employees shall be bound by the confidentiality obligations of the party as contemplated herein.

8.4	Save as disclosure permitted by this engagement letter, the parties agree not to disclose the terms of this engagement letter, without the prior written permission of the other party.

9.	EXCLUSIVITY

9.1	The Company agrees to immediately cease all discussions and negotiations with all other parties regarding any proposal related to the scope of works as contemplated in this engagement letter from the date of acceptance of this engagement letter until 12 (TWELVE) months after the date of this engagement letter (’Exclusive Period’).

9.2	During the Exclusive Period, the Company shall not, nor shall it authorise or permit any of its agents, officers, servants, representatives and/or employees to:

(i)	seek any alternative appointment with any third party pertaining to the scope of work as contemplated herein;

(ii)	take any other action that would prejudice VCQ’s rights under this engagement letter;

(iii)	to seek alternative advice from any independent third party on the work done by VCQ;

(iv)	to seek alternative negotiation, procurement and/or preparation of entry of agreement for the scope of work as contemplated herein with any other party in the event that any alleged or anticipatory breach of VCQ under this engagement letter become apparent or become reasonably foreseeable.

10.	SUCCESSORS & JURISDICTION

10.1	This engagement letter shall be binding upon and inure for the benefit of each party permitted assigns and/or successors-in title. No party shall without the written consent from the other party, assign any rights, remedies and/or rights of this engagement letter to any third party whereby consent by the other party shall not be unreasonably withheld.

10.2	This engagement letter shall be governed by and construed and enforced in accordance with the laws of Singapore and the parties hereby agree to submit to the exclusive jurisdiction of the courts of Singapore.

11.	FORCE MAJEURE

11.1	Neither party shall be in breach of its obligations under this engagement letter if it is unable to perform or fulfil any of its obligations under this engagement letter as a result of the occurrence of acts of God, fire, explosions, strikes, lockouts, riots, civil commotions, mobilizations threat or existence of war, blockades, embargoes, uncontrolled spread of contagious diseases, pandemics, epidemics, acts of authorities concerned or from any other causes beyond the reasonable control of a party which affects the performance of this engagement letter (“Force Majeure Event”).

11.2	If a Force Majeure Event occurs by reason of which a party is unable to perform any of its obligations under this engagement letter, that party shall notify the other party as soon as practicable of the occurrence of the Force Majeure Event and take all reasonable measures to mitigate any delay or interruption to its obligations.

11.3	Notwithstanding anything in this engagement letter, the time for performance of this engagement letter shall be extended by a period equivalent to the time lost as a result of such delay, plus such reasonable scheduled recovery time as the parties agree to be reasonable in light of the circumstances surrounding such event of delay.

11.4	If a party considers the Force Majeure Event to be of such severity or to be continuing for such period that the affected Party is unable to perform any of its obligations under this engagement letter, this engagement letter may be terminated by mutual agreement of both parties.

11.5	Neither party shall be entitled to rely upon the provisions of Section 11.4 above if one party reasonably determined that Force Majeure Event has not occurred. If the other party does not agree that a Force Majeure Event has occurred, the dispute may be referred to a court of competent jurisdiction.

11.6	For the avoidance of doubt, the parties shall continue to perform those parts of their obligations not affected, delayed or interrupted by a Force Majeure Event and such obligations shall, pending the outcome of Section 11.5, continue in full force and effect.

12.	NO GUARANTEE

12.1	The parties hereto acknowledge and agree that VCQ cannot guarantee the results or effectiveness of any of the scope of work/ services rendered or to be rendered by VCQ as due to its nature, the performance of VCQ’s scope of work/ services are subjected to amongst others, (i) the conduct, response, decision and approval of third party professionals engaged, regulatory and governmental authorities and (ii) any changes in regulations and policies. Rather, VCQ shall conduct its operations and provide its scope of work/services in a professional manner and in accordance with good industry practice.

13.	ACCEPTANCE OF THE TERMS AND CONDITIONS OF OUR ENGAGEMENT LETTER

13.1	The engagement letter supersedes all prior agreements, arrangements, understandings, and undertakings between you and us (including the original engagement letter dated 27 October 2022), and constitute the entire agreement between the parties. You acknowledge that no representations or promises have been made to you other than those stated in this engagement letter, and that the only representations or promises that you are relying on for purposes of this engagement, are set out in this engagement letter. This engagement letter may be modified only by a subsequent agreement that we will both have to execute in writing.

13.2	If you agree with the terms of our engagement as set out in this engagement letter, please sign the acceptance portion below and return the duplicate copy of this letter to us. In any event, the terms set out in this engagement letter shall be deemed to have been accepted by you upon our subsequent receipt from you or your agents of any instructions, oral or written, in connection with the Listing Exercise.

13.3	Thank you for your trust and for this opportunity to work with you on the Listing Exercise. Should you require any clarification or further information on the above, please do not hesitate to contact our Executive Director, Dato Victor Hoo.

Yours faithfully,

For and behalf of

V Capital Quantum Sdn Bhd

Dato’ Victor Hoo

Executive Director

CLIENT’S ACKNOWLEDGEMENT AND ACCEPTANCE

Date:	3 November 2023

To:	V Capital Quantum Sdn Bhd
B03-C-8, Menara 3A,
KL Eco City,
No. 3, Jalan Bangsar,
59200 Kuala Lumpur,
Malaysia.

Attention: Dato’ Victor Hoo

Dear Sirs,

AMENDED AND RESTATED ENGAGEMENT AS IPO CONSULTANT IN CONNECTION WITH THE PROPOSED LISTING OF SHARES OF THE HOLDING COMPANY (the “LISTCO”) OF A GROUP COMPRISING YY CIRCLE (SG) PTE LTD (THE “COMPANY”) AND OTHER PROPOSED SUBSIDIARIES (TOGETHER the “GROUP”) VIA INITIAL PUBLIC OFFERING (“IPO”) ON THE NASDAQ STOCK MARKET (“NASDAQ”) (THE “LISTING EXERCISE”)

We YY Circle (SG) Pte Ltd, hereby agree as of the effective date hereof to the terms and conditions set out in your Engagement Letter dated 3 November 2023 and confirm your engagement on the above matter in accordance with the terms set out therein.

For and on behalf of

YY CIRCLE (SG) PTE. LTD.
(FKA YYLIFE PTE. LTD.)

/s/ Fu Xiaowei
Name:	Fu Xiaowei
Designation: Chief Executive Officer and Director